Exhibit 5.1

October 3, 2025

Dolphin Entertainment, Inc.

150 Alhambra Circle, Suite 1200

Coral Gables, FL 33134

Ladies and Gentlemen:

We have acted as your counsel in connection with the Registration Statement on Form S-1 (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933 (the “1933 Act”) for the registration of 9,244,698 shares of common stock, par value $0.015 per share (the “Common Stock”), of Dolphin Entertainment, Inc., a Florida corporation (the “Company”) to be (i) issued and sold as Purchase Shares or (ii) issued as Commitment Shares (collectively with the Purchase Shares, the “Shares”) to Lincoln Park Capital Fund, LLC (the “Investor”) pursuant to the Purchase Agreement, dated as of August 12, 2025, by and between the Company and the Investor (the “Purchase Agreement”). Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Purchase Agreement.

You have requested our opinion as to the matters set forth below in connection with the Registration Statement and the issuance and sale of the Shares. For purposes of rendering that opinion, we have examined (i) the Registration Statement, including the exhibits filed therewith; (ii) the Articles of Incorporation of the Company, as amended through the date hereof; (iii) the Bylaws of the Company; (iv) resolutions adopted by the Board of Directors of the Company (the “Board of Directors”) at a meeting on August 11, 2025 that provide for the issuance of the Shares (the “Authorizing Resolutions”); (v) the Company’s stock ledger; and (vi) as to certain matters of fact that are material to our opinion, we have also relied on a certificate of an officer of the Company. We have not reviewed any documents other than the documents listed in (i) through (vi) above.

For the purposes of this opinion letter, we have assumed that: (i) each document submitted to us is accurate and complete; (ii) each such document that is an original is authentic; (iii) each such document that is a copy conforms to an authentic original; and (iv) all signatures on each such document are genuine. We have further assumed the legal capacity of natural persons. We have not verified any of the foregoing assumptions.

In rendering our opinion below, we also have assumed that: (i) the Company will have sufficient authorized and unissued shares of Common Stock at the time of each issuance of Shares pursuant to the Purchase Agreement to provide for such issuance, (ii) the issuance of all Shares will be duly noted in the Company’s stock ledger upon issuance, (iii) the Purchase Agreement constitutes the valid and binding agreement of the parties thereto, enforceable against the parties thereto in accordance with its terms, (iv) the issuance and sale of the Shares will be conducted prior to the Maturity Date, (v) the Board will duly authorize by resolutions duly adopted at a meeting or by written consent to action without a meeting (the “Subsequent Authorizing Resolutions” and, together with the Authorizing Resolutions, the “Resolutions”) any proposed modifications to the terms of issuance and sale of the Shares as set forth in the Authorizing Resolutions, (vi) the number of Shares issued under the Purchase Agreement will not exceed any maximum number of shares of Common Stock established by the Resolutions and (vii) each Authorized Officer (as defined in the Authorizing Resolutions) will exercise any authority delegated to such Authorized Officer by the Resolutions with respect to the issuance and sale of the Shares in accordance with the Resolutions. We have not verified any of those assumptions.

Our opinion set forth below is limited to the Florida Business Corporation Act, including reported judicial decisions interpreting that law.

K&L GATES LLP
Southeast Financial Center 200 South Biscayne Boulevard Suite 3900 Miami FL 33131
Telephone: +1 305 539 3300
Facsimile: +1 305 358 7095

Based upon and subject to the foregoing, it is our opinion that the Shares have been duly and validly authorized for issuance by the Company and, when issued and delivered by the Company and paid for pursuant to the Purchase Agreement and the Resolutions, will be validly issued, fully paid and nonassessable.

The opinion set forth above is subject to the following additional assumptions: (i) the effectiveness of the Registration Statement and any amendment thereto (including any post-effective amendment) under the Securities Act shall not have been terminated, suspended or rescinded, and (ii) all Shares offered pursuant to the Registration Statement will be issued and sold in compliance with all applicable federal and state securities laws, rules and regulations and solely in the manner provided in the Registration Statement, and there will not have occurred any change in law or fact affecting the validity of the opinion rendered herein with respect thereto. We assume no obligation to update or supplement our opinion to reflect any changes of law or fact that may occur.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement, and to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise of any subsequent changes in the facts stated or assumed herein or any subsequent changes in law.

Yours truly,

/s/ K&L Gates LLP

K&L Gates LLP